Exhibit 97

Global Corporate Compliance Policy

Policy No:
Policy Name:	Clawback Policy
Effective Date:	07/11/23
Policy Status:	Current as of 07/11/23

Once printed or duplicated, this is not a controlled document. Controlled documents exist in electronic form on the “Ethics and Compliance Policies” page of the Sylvamo intranet, Vamos.

PURPOSE
The Board of Directors (the “Board”) of Sylvamo Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below) and in the event of Misconduct (as defined below). This Policy is designed to comply with, and shall be interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).

1.APPLICATION
In the event of an Accounting Restatement, this Policy shall apply to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange. In addition to the Covered Executives, the MDCC may, in its sole discretion, apply this Policy in the event of an Accounting Restatement to any, all or any class of Participants. This Policy shall also cover a Misconduct Recovery for all Participants in the AIP and LTIP.

DETAILS
2.RECOUPMENT OF ERRONEOUSLY AWARDED COMPENSATION
In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive or other Participant, as calculated pursuant to Section 3 hereof, during the Applicable Period.
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In the event of Misconduct, the Company shall promptly recoup the amount of Incentive-Based Compensation as directed by the MDCC.
3.ERRONEOUSLY AWARDED COMPENSATION: AMOUNT SUBJECT TO RECOVERY IN THE EVENT OF AN ACCOUNTING RESTATEMENT
The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy in the event of an Accounting Restatement, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive or other Participant that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive or other Participant had it been determined based on the restated amounts.
Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive or other Participant in respect of the Erroneously Awarded Compensation.
By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.
For Incentive-Based Compensation earned based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”).
4.ADMINISTRATION
Except as specifically set forth herein, this Policy shall be administered by the Management Development and Compensation Committee (“MDCC”) of the Board (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Clawback Policy – Global Corporate Compliance Policy
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5.METHOD OF RECOUPMENT
The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation or the Misconduct Recovery, which may include without limitation (a) seeking reimbursement of all or part of any Incentive-Based Compensation, (b) cancelling prior Incentive-Based Compensation, whether vested or unvested or paid or unpaid, (c) canceling or offsetting against any planned future Incentive-Based Compensation, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may effect recovery under this Policy from any amount otherwise payable to the Covered Executive or other Participant, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive or Participant.
The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation or the Misconduct Recovery in the event of Misconduct in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount of Erroneously Awarded Compensation or Misconduct Recovery to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE. The foregoing sentence shall not apply to Misconduct Recovery.
•Recovery of Erroneously Awarded Compensation or Misconduct Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards. The foregoing sentence shall not apply to Misconduct Recovery.
•Recovery of Erroneously Awarded Compensation or Misconduct Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.NO INDEMNIFICATION OF COVERED EXECUTIVES OR OTHER PARTICIPANTS

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Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive or other Participant that may be interpreted to the contrary, the Company shall not indemnify any Covered Executive or other Participant against the loss of any Erroneously Awarded Compensation or Misconduct Recovery, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive or Participant to fund potential clawback obligations under this Policy.
7.ADMINISTRATOR INDEMNIFICATION
Any members of the Administrator, any other members of the Board and any Company officers who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or Company officers under applicable law or Company policy.
8.EFFECTIVE DATE; RETROACTIVE APPLICATION
This Policy shall be effective as of July 11, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives or Participants on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid prior to the Effective Date. Without limiting the generality of Section 5 hereof, and subject to applicable law, the Administrator may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid prior to, on or after the Effective Date.
9.AMENDMENT; TERMINATION
The MDCC may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.
10.OTHER RECOUPMENT RIGHTS; COMPANY CLAIMS
The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive or Participant arising out of or resulting from any actions or omissions by such person.

Clawback Policy – Global Corporate Compliance Policy
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11.SUCCESSORS
This Policy shall be binding and enforceable against all Covered Executives and other Participants and their beneficiaries, heirs, executors, administrators and other legal representatives.
12.GOVERNING LAW
To the extent not governed by federal law, this Policy shall be construed in accordance with and governed by the laws of the State of Tennessee. The parties agree to jurisdiction and venue of federal and state courts located in Tennessee.
13.EXHIBIT FILING REQUIREMENT
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed an exhibit to the Company’s annual report on Form 10-K.
14.DEFINITIONS
As used in this Policy, the following definitions shall apply:
•“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Administrator” has the meaning set forth in Section 4 hereof.
•“Annual Incentive Plan” or “AIP” is the Sylvamo Corporation Annual Incentive Plan, which is a cash-based, one-year incentive compensation plan for certain employees.
•“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board or the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
•“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.

Clawback Policy – Global Corporate Compliance Policy
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•“Erroneously Awarded Compensation” has the meaning set forth in Section 3 of this Policy.
•A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.
•“Incentive-Based Compensation” means any cash or equity compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
•“Long-Term Incentive Plan” or “LTIP” means the Sylvamo Corporation Long-Term Incentive Plan, which is an equity-based, multi-year incentive plan for certain employees.
•“Misconduct” means that an individual has failed to abide by (i) any material provision in the Company’s Code of Conduct or (ii) the provisions of any Non-Competition, Non-Solicitation or Confidentiality Agreement or other restrictive covenant in any agreement by and between the Company or any affiliate and the individual. This determination is made for purposes of this Policy by the MDCC for a Covered Executive and other Participants, and by the independent members of the Board in the case of the Chief Executive Officer.
a.“Misconduct Recovery” means a requirement by the Administrator to recover due to Misconduct an amount of Incentive-Based Compensation received by a Participant in the LTIP or AIP. The MDCC in the event of a Covered Executive or other Participant, or the Board in the event of the Chief Executive Officer, may, in its sole discretion, require reimbursement or recoupment of (i) all or a portion of an LTIP award within three years

Clawback Policy – Global Corporate Compliance Policy
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following payment or vesting and/or (ii) any AIP award received by a Covered Executive or Participant on or after the Effective Date.
•“Participant” means any individual, whether or not a Covered Executive, who participates in and receives Incentive-Based Compensation under an Incentive-Based Compensation plan sponsored by the Company or an affiliate.

15.RESOURCES
Any questions about this policy should be direct to the General Counsel.

Clawback Policy – Global Corporate Compliance Policy
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